Exhibit 99.1

VIAVID
communications simplified.

Core Scientific

Second Quarter Fiscal Year 2022 Earnings Call

August 11, 2022

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

C O R P O R A T E     P A R T I C I P A N T S

Steven Gitlin, Senior Vice President, Investor Relations

Michael Levitt, Co-Founder, Co-Chairman and Chief Executive Officer

Denise Sterling, Executive Vice President and Chief Financial Officer

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Lucas Pipes, B. Riley Securities

Christopher Brendler, D.A. Davidson & Co.

Stephen Glagola, Cowen and Company

Kevin Dede, H.C. Wainwright

P R E S E N T A T I O N

Steven Gitlin

Good afternoon, ladies and gentlemen, and welcome to Core Scientific Second Quarter Fiscal Year 2022 Earnings Call. This is Steven Gitlin, Senior Vice President of Investor Relations for Core Scientific.

Before we begin, please note that on this call, certain information presented contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements and may contain words such as believe, anticipate, expect, estimate, intend, project, plan or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control that may cause our business strategy or actual results to differ materially from the forward-looking statements. For further information on these risks, we encourage you to review the risk factors discussed in Core Scientific’s periodic reports on Form 10-K and Form 10-Q filed with the SEC and the Form 8-K filed today with the SEC, along with the associated earnings release and the Safe Harbor statement contained therein.

This afternoon, we are also filing a slide presentation with our earnings release, and we’re posting a presentation on our website at corescientific.com in the Events and Presentations section. The content of this conference call contains time-sensitive information that is only accurate as of today, August 11, 2022. The Company undertakes no obligation to make any revision to any forward-looking statements contained in our remarks today or to update them to reflect the events or circumstances occurring after this conference call.

1
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Joining me today from Core Scientific are Chief Executive Officer, Mr. Mike Levitt; and Chief Financial Officer, Mrs. Denise Sterling. We will begin with remarks from Mike Levitt. Mike?

Michael Levitt

Thank you, Steve. On behalf of our entire team, welcome to today’s second quarter 2022 earnings conference call. On today’s call, we’ll provide highlights from our second quarter, discuss our financial performance, comment on current market conditions and provide thoughts on how we are structuring our Company for long-term success.

Core Scientific operates more bitcoin mining servers in our facilities than any other public company in the United States. We have eight data centers operating in five states and expect to begin operation in our ninth data center in Oklahoma within the next few quarters. Our purpose-built company-owned data centers now hold over 200,000 servers and approximately 800,000 square feet.

By year-end, we expect to be operating approximately 300,000 servers, of which more than half will be for our own self mining operations in over 1 million square feet.

I will discuss our future plans in more detail later in this call. But first, I’d like to introduce my colleague and our CFO, Denise Sterling, to discuss our financial highlights.

Denise Sterling

Thank you, Mike, and good afternoon. I will review results for our second quarter as compared to the same period one year ago.

Total revenue consisting of self-mining, hosting and equipment sales increased by 118% to $164 million from $75.3 million, driven primarily by an increase in our self-mining revenue. The total number of Bitcoin produced in the second quarter was 3,365 compared to 180 for the three months ended June 30, 2021. The average price of bitcoin was $32,500, a decrease of 30% as compared to $46,500 for the three months ended June 30, 2021.

Total hosting revenue increased by 110% to $38.9 million. Equipment sales for the quarter decreased by 90% to $30.5 million as the majority of our hosting customers now purchase their miners directly from manufacturers for deployments in our data centers.

Cost of revenue increased by $100.5 million to $151.3 million. The increase was primarily attributable to an increase in our number of self-mining and hosted servers operating in our facilities. Power consumption increased by $45.9 million. Depreciation rose by $46.3 million and personnel and related expenses and facilities costs increased by $25.8 million.

Related expenses included stock-based compensation of $16.9 million. The increases were offset by a decline in equipment sales of $17.6 million. Cost of revenue for the three months ended June 30, 2022, included depreciation expense of $49.1 million, of which $46.5 million was from the self-mining segment.

For the three months ended June 30, 2021, cost of revenue included depreciation expense of $2.8 million, of which $0.9 million was for self-mining segment. With increases in energy prices generally, we expect our average power price for the year to now come in at about $0.05 to $0.055 per kilowatt hour. Prices do move around seasonally and the extreme heat across the South has impacted our pricing for the second quarter and will continue to do so in the third quarter.

Gain from the sales of our digital assets was $11.8 million for the three months ended June 30, 2022, resulting from a total sales price of our digital assets sold of $265.8 million versus the carrying value of $254.0 million.

2
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Consistent with prior quarters, we recorded several noncash accounting entries in the second quarter of 2022, including the impairment of digital assets, impairment of goodwill, a fair value adjustment to our convertible notes and stock-based compensation. Impairment of digital assets increased by $150.2 million for the second quarter as a result of a decline in the price of Bitcoin. An impairment is recorded when the carrying value of our digital assets exceed their fair value based on current market pricing.

We recorded a goodwill impairment of approximately $840 million due to a revaluation of our assets resulting from the sustained decline in Bitcoin price, the decline in the market capitalization of public bitcoin mining companies, including Core Scientific and the uncertain outlook for our industry.

We recorded a favorable noncash fair value adjustment to our convertible notes of $195 million due to a decrease in their value resulting from the decline in our stock price. We will continue to mark-to-market our convertible notes each quarter.

Total operating expenses increased by $106.9 million to $115.9 million. This increase was primarily driven by $92 million of stock-based compensation, representing 86% of the total increase. This resulted from the removal of the IPO transaction trigger from outstanding RSU awards that had previously met the time vesting requirement.

In order to ensure we are well-positioned to achieve our objectives, we have taken a disciplined approach to reducing operating expense growth. We have eliminated the majority of our discretionary expenses, reduced headcount by 10%, renegotiated vendor contracts and rightsized the organization to focus on our core business. We now expect our operating expenses in the second half of the year to be 25% lower compared to the first half of the year.

Net loss of $861.7 million decreased by $858.3 million from a net loss of $3.4 million. The increase in net loss was primarily driven by the noncash items I spoke about earlier.

Adjusted EBITDA increased by $38.3 million to $59.1 million. The increase was driven primarily by increased revenue of $88.7 million, offset by higher cost of revenue, excluding depreciation and stock-based compensation of $37.3 million and increased operating expenses of $13 million, excluding stock-based compensation.

Adjusted EPS for the quarter ended June 30, 2022, was $0.18 per share. Our total cash position at June 30, 2022, including cash, cash equivalents and restricted cash was $140.5 million, a year-to-date increase of approximately $8.8 million. The primary drivers of this change included inflows from operations of $151.9 million and proceeds from borrowing of $415.1 million. These sources of cash were partially offset by cash outflows for infrastructure costs to build our purpose-built data centers of $238.5 million, payments to vendors for our ASIC servers of $217.7 million, interest and principal payments on our outstanding debt of $72.7 million and payment of tax obligations for vesting of employee RSUs of $29.3 million. By net settling our RSUs, we reduced our outstanding share count by approximately 14 million shares.

In order to better understand our self-mining business, cost structure and breakeven price for producing Bitcoin, we are introducing a metric that we call cash to mine. It produces a view of the marginal cash cost to mine a single bitcoin and represents the cash-based components of cost of revenue divided by the number of bitcoins mined for the period. There are two cash-based components of this calculation. The first is our power cost, which is based on price per kilowatt hour. The second is our data center cash-based operating costs, which include the expenses required to operate, maintain, and secure our data centers, including personnel and related expenses and facilities costs. These two components are included as part of our total cost of revenue. As the metric is cash based, it does not include expenses such as stock-based compensation or depreciation.

3
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

For the first half of 2022, our power cost per bitcoin was approximately 8,500 and our data center operating costs were approximately 1,700. As such, our cash to mine a bitcoin for the first half of 2022 was approximately $10,200. We expect our cash to mine a bitcoin going to vary quarter-by-quarter, primarily based on fluctuations in power costs and global hash rate.

Now I would like to turn the call back over to Mike.

Michael Levitt

Thank you, Denise. In a previous earnings call, I explained that approximately 2/3 of our 2022 growth would occur in the second half of the year. We are now in the second half, and we remain confident that will be the case.

As we stand here today, we operate eight data centers in five states with approximately 800,000 operating square feet. By year-end, we continue to expect to have developed a total of over 1 million square feet of operating facilities. We operate approximately 125,000 self-mining servers and expect to increase that number to approximately 170,000 by year-end. We operate 86,000 servers for our colocation customers and expect to increase that number to approximately 125,000 by year-end.

We deployed 14,000 servers in the month of July and have already deployed more than 17,000 servers in the first 10 days of August. We are currently mining over 40 bitcoin per day on average. Yesterday, we mined a record 45.7 bitcoin in a single day, likely the most bitcoin ever self-mined in a day by a public company.

As the market and economic environment deteriorated in the second quarter, we took a number of actions to ensure that our business remains well-positioned to navigate these difficult times. We conducted a full review of our businesses, our costs and our balance sheet.

First, I will address our balance sheet. On the asset side of our balance sheet, we’ve invested in excess of $1 billion in our infrastructure and our servers since the Company’s inception. Our approximate $0.5 billion investment to develop world-class blockchain computing data centers will generate returns for years to come. No other company in the United States has invested as heavily or built as significantly infrastructure to support the production of Bitcoin.

While others search for infrastructure to support their business, we own, control and operate our own. By developing purpose-built facilities, we have the ability to employ immersion or any other process that we believe will improve our productivity. We’re currently running immersion pilot test in a number of our data centers.

Our $0.5 billion plus investment in servers will also generate returns for years to come. Our servers should be mining Bitcoin well beyond their depreciable life.

We have built and maintained significant liquidity through these volatile times. We think it is prudent, and we think it is wise. We have chosen to create liquidity by selling our digital assets. In the current environment, we do not believe it is sensible to increase our debt.

We have total debt of approximately $960 million, excluding accounting reserve adjustments totaling just less than $200 million, as illustrated on Slide 12. Slightly more than $500 million of our debt is our privately placed convertible notes. Those notes mature approximately three years from now in April of 2025.

They have little cash impact in the interim because they bear interest in cash at a rate of 4%. They have a noncash 6% pay in time feature and no principal payments required until maturity. We are very comfortable with the maturity in 2025 and the likelihood that our stock will be hopefully soon at a level where this debt converts to equity.

4
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

We owe B. Riley approximately $57 million, payable monthly over the course of the next 11 months. The loan was originally $75 million, but we have paid down $18 million already this year. Again, we are very comfortable with our obligations to B. Riley.

As for our equipment financing, out of the 170,000 or so self-mining servers we plan to operate by the end of the year, approximately 86,000 are currently encumbered by debt or leases. Equipment debt and leases total approximately $330 million today.

Through the end of July, we have paid approximately $75 million in principal amortization this year and are comfortable with our ability to continue to service our equipment debt. We have multiple options for creating and maintaining liquidity. We have and will continue to sell our bitcoin. Our current Bitcoin production provides us the unique ability to replenish our digital assets rapidly. As we previously discussed, we have also entered into a $100 million equity line of credit. We can tap that line any time over the next two years.

Environments like this demand focus and require critical decisions. Since Core Scientific was founded, we have focused a majority of our time and capital investments on site selection, development and technological innovation to facilitate the deployment and Management of our infrastructure and mining servers.

We are a developer and operator of blockchain computing data centers. We own and operate more infrastructure and servers than any other company in the United States. That is what we do and who we are. That is our focus. Building reliable, geographically distributed data centers that enable the deployment and efficient operation of mining servers is the biggest challenge faced by the digital asset mining ecosystem.

This infrastructure did not always exist in the United States, and that is why Core Scientific accepted the challenge to build enterprise-grade digital asset mining data centers five years ago. We have pared our business back to concentrate on what we do best, develop data centers and operate ASICs in our purpose-built facilities. We have moved out of any business not central to our mission and are focusing our resources on continuing to build our core business.

To that end, we have discontinued our blockchain technologies development business. We have taken costs out of our corporate activities and are continuing to develop ways to execute our business more efficiently. To date, we have eliminated approximately 10% of our workforce, none of whom are involved in our data center activities.

While taking steps to become leaner and more efficient, we remain focused on growing our business and improving profitability. The current market turmoil and difficulties facing other companies attempting to develop infrastructure, have enabled us to work with our vendor partners to reduce expenses and build more efficiently.

As such, we believe our near-term data center development expenses over the next six months will be significantly less than what we had previously anticipated. We have paid for all but approximately $10 million of the cost of the remaining 50,000 self-mining servers to be deployed. We are confident that all 170,000 of our servers will be up and running by year-end.

We hope to expand our self-mining fleet beyond 170,000, but have not yet committed to purchase additional servers. We continue to make discounted offers for stranded new miners.

We took a long hard look at our hosting business. Historically, the business delivered low profitability. We will no longer take on hosting business that is not sufficiently profitable from day one. We have restructured our pricing to improve margins over time, including refinements to price per kilowatt hour, contract term, infrastructure and configuration fees and prepayment terms. We want our customers to make a profit, but we also want to ensure that our business is making money too. We fully expect our hosting business to be profitable and cash generative going forward into 2023.

5
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Over time, we think the hosting business should be a 20% to 30% EBITDA margin business. Initial customer acceptance, including our recently announced agreements for 75 megawatts of colocation capacity validate our new strategy. Even during this challenging digital asset market, customers are eager to co-locate their servers at Core Scientific because of the value they see in our offering.

Now let’s talk a little bit about the future. We continue to expect to achieve an operating cash rate of between 30 and 32 exahashes in 1 gigawatt of power by the end of 2022. This is based on the continued expansion of our server fleet to approximately 300,000 units, approximately 170,000 of which will be dedicated to self-mining and continued progress in our data center projects in Texas and Oklahoma as well as continued demand from colocation customers.

Based on an end of 2022 network cash rate assumption of 250 exahashes, we expect to be producing or self-mining approximately 2,000 bitcoins a month by the end of 2022. Our self-mining fleet is new and efficient consisting of S19, S19 PROs and S19 XPs. We are well-positioned for years of productive mining.

Our company designed, developed, populated and now manages the largest blockchain computer data center business for self-mining and colocation services in North America. As we disclosed in last week’s July update press release, we operated a total hash rate of 19.3 exahashes, including 10.9 exahashes in our self-mining business as of July 31. We have built our leadership position in the blockchain infrastructure market by investing a total of more than $1 billion in infrastructure and servers since the inception of our business.

We have strategically located and developed data centers in diverse geographic areas. While we continue to curtail our growing operations in Texas in response to grid operator needs, the majority of our data centers are located in other states, reducing the impact of Texas specific events on our overall bitcoin production.

Within Texas, we are working with ERCOT on the CLR program and aim to deploy our Minder software to help provide automatic demand response to the grid. Our track record of innovation and growth in our industry speaks for itself.

Denise introduced today our new cash to mine metric. Given the environment, we are pleased with a cash cost of slightly in excess of $10,000 to mine a single bitcoin in the first half of 2022. We believe this is an important way to assess our efficiency and future profitability. We offer a unique and powerful business model that represents a compelling equity investment in blockchain data centers and at a minimum, a levered investment to the price of bitcoin.

All said, despite the difficulties our industry has endured this year, assuming a constant bitcoin price and modest growth in the global hashrate, we are on pace to generate in excess of $700 million in revenue and approximately $300 million in EBITDA.

Thank you to our amazing team who continue to focus on executing our plan during a very challenging time. Thank you to our customers for continuing to rely on Core Scientific and thank you to our shareholders, who remain committed to the long-term opportunity this company and this team are working to realize.

Steve, we will now take questions.

Steven Gitlin

Thanks, Mike. Our first question comes from Lucas Pipes at B. Riley. Hi, Lucas.

6
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Lucas Pipes

Thank you very much, Steve. Good afternoon, everyone. Mike, I want to thank you for the disclosures. This is really terrific detail both in the release, the presentation and also the prepared remarks. I appreciate that.

I want to follow-up on the power price a bit. I think you mentioned $0.055, in the prepared remarks it was mentioned. Just wanted to confirm that. Then if you could maybe speak maybe pushing power prices up and down. Obviously, there are inflationary pressures on the power side, but then you’re also expanding in Texas. Wondering how power costs could evolve for the next six to 12 months.

Michael Levitt

Sure. We think that, all things considered, heat waves, pressure on energy prices, macroeconomics, et cetera, that a reasonable full year assumption is in that $0.05 to $0.055 range. There are a number of things that move it around. One is certainly seasonality. Our power prices are probably net a bit higher in these warm months, especially when you get 50 days of 100-degree temperatures across the South, including Texas, that has an impact.

There’s also a less well-known aspect of developing in Texas, which is that, generally speaking, the power prices are a bit higher as you develop a facility. Then as the facility scales, those prices come down considerably. It’s fair to say, we think that our pricing in the fall and winter will probably come down from where is this summer.

It’s also, I think, fair to assume that as we have our Texas facilities fully scaled going into next year that, on average, our power pricing overall should come down a bit from where we expected to be full year this year because we are—to our detriment, we’re ramping Texas this year. It’s not fully up to scale. By the end of this year, our facilities in Texas will be fully scaled.

It’s going to move around a bit from this year to next year, but we expect that to be a positive movement as opposed to a negative movement. Did that answer your question, Lucas?

Lucas Pipes

Very helpful. Then staying on the topic of cost, I think it was also mentioned in the prepared remarks that you expect operating expenses to decline by about 25%. I wondered what—first, did I hear that right? Then what are some of the drivers that bring those costs down?

Denise Sterling

I think consistent with what we commented on earlier, we really did take a disciplined approach. Quite frankly, it was more surgical than suggesting that we were going to take across-the-board reductions. As we suggested, the—really the cost savings were around personnel and/or areas of our organization that were not necessarily part of that core business, as Mike had suggested that we were really doubling down on and going to focus on, in addition to taking a look at some of our project-related professional fees and things of that nature where we said, look, we have the ability to control these and the timing. If they were not—if they were discretionary, that we literally took a position that they were going to be eliminated. I don’t think that this has a significant impact on our ability to meet our objectives. As Mike has suggested, we did not impact anybody from a data center perspective.

7
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Lucas Pipes

Squeeze one last one, if possible. Just, I was hoping if it might be possible to quantify the backlog on the hosting side. We continue to hear a lot about shortages. You mentioned some of your peers have trouble securing data center space. How would you frame that up?

Michael Levitt

I think it’s fair to say that what we hear from prospective customers anecdotally is that there continues to be a lack of availability of up and running now or in the near-term infrastructure that a number of folks have been highly disappointed with the delays that have occurred. We announced our—now make a habit of any of significance announcing any significant hosting agreements as they occur in order to kind of provide as much transparency in that regard as we can. It continues to be the case that we are in dialogue with demand that exceeds our capacity this year.

Generally speaking, it does take some time to get to agreement. We think that we’ll have some additional announcements this quarter with regard to hosting, but there is no guarantee of that, right? Of course, strength in bitcoin pricing helps. But the other aspect of it is a lot of folks that don’t have a home for their mining equipment also don’t have capital. As we stated in our prior earnings call, we are only interested in working with colocation customers that have the ability to make prepayments and are very, very creditworthy as such. We’re not talking to everybody that’s got rigs on the ground and warehouses. We are talking to the folks that have capital and rigs on the ground.

That said, the pipeline is very strong, but we’re also quite sincere about making sure that our hosting business is a profitable business. In the, call it, the good old days, we used to be a reseller of servers and there was margin in that, and we could look at the margin in that and combine that with our hosting agreements and look at the overall profitability. Now that we really don’t have a very vibrant reseller business because most folks are going direct to the manufacturers, our hosting business needs to stand on its own two feet without the benefit of margin coming from equipment sales. For some folks, that’s a bigger hill to climb. But as demonstrated by the 70 megawatts of agreements that we recently announced, there are folks that are well capitalized and recognize the value in terms of the uptimes, the efficiency, the life of the servers and the technology overlay, they recognize the value. But without the benefit of those resale margins, we had to take a good hard look at the hosting business and reconstruct it a little bit to make sure that we’re getting paid for the investment we’ve made in infrastructure and technology and the capabilities that we offer.

Lucas Pipes

Thank you very much and you and the team. Best of luck.

Denise Sterling

Thank you.

Steven Gitlin

Thanks, Lucas. Our next question comes from Chris Brendler at D.A. Davidson. Good afternoon, Chris.

Christopher Brendler

Hi, Steve. Thanks a lot for taking my question. Congratulations on the results and really echo comments earlier about the disclosure, very, very helpful. Along those lines, I really enjoy hearing more details about your power costs and the outlook. I think that’s been a key question that a lot of us on the outside have been wrestling with.

8
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Mike, if you can maybe talk to some specifics, if you can. I think there’s been some challenges in Georgia, just getting contracts aligned. Then in Texas, are you currently able to sell power back to the grid and take advantage of these spikes in prices or is that still on the comp?

Michael Levitt

We have not, if you will, earned revenue from Texas for curtailing. Obviously, we think it benefits our power costs, but we are not in an earning revenue mode. We are working, as we mentioned today, on implementation of the CLR program, utilizing our software and technology capabilities. That’s something that we hope to have in position sometime this year, but it probably will not be something that’s in position by the time the heat wave hopefully subsides within the next few weeks. But in the future, we very well may have the ability to, in fact, have a mutually beneficial economic relationship with the grid operator, but we’ll just have to see where that goes.

With regard to our facility in Georgia, we’ve been working with the power provider there to do sort of the best day and we can. That is the one place where we have the greatest, what I would call, exposure to the variability of natural gas pricing. We’ve been working with them to try to develop as efficient a program as possible. But it absolutely does impact our overall cost right now and has, and that’s part of what has driven us to raise our full year estimate for where power pricing is coming in, has been that facility, that factor as it relates to that power provider.

Christopher Brendler

Then a bigger picture question for you, Mike, is, as I’ve been talking to investors in sort of rippling with the outlook here as prices have come down, but now stabilizing and thinking about the having in 18 months or so or a little more than that. I think I’m really focused on companies that can take advantage of advanced power relationships and/or more efficient mining operations. Your high level thoughts on behind the meter facilities that potentially would use renewables or fleet upgrades, emerging technology? Where do you stand on the XP? Is that going to be a significant part of your rig portfolio by the end of next year? Just some of those high-level comments would be great.

Michael Levitt

Sure. In no particular order. One, we mentioned that we’ve been running immersion testing in a number of our facilities. Immersion to us is simply an economic question, is, can we get the efficiency and productivity that makes it worth the expense? We’ve been testing equipment from a number of immersion equipment providers to see what we like to see what is efficient to see what’s worth the cost, et cetera. I would be surprised if within the next 12 months, we’re not operating some considerable portion of our self-mining fleet in an immersion setting. So that’s one.

Two, we are trying to skew all of our development activity to more and more efficient and predictable power provision. Looking back, clearly, perhaps the Georgia facility wasn’t the best decision we ever made. I wasn’t in the seat at the time. But we’re trying to work that out with the power provider there. That said, we’re going to be developing where we think we’ve got a really good handle on power and as high a predictability as possible. That’s true with our Texas sites. It’s true with our Oklahoma site. We feel pretty good about those facilities. Those facilities probably by into some point next year in the aggregate, will be a considerable percentage of our operating facilities.

We are actively engaged in conversations about alternative forms of power supplemental or other behind the meter and otherwise. I think that everybody in our industry is doing so because we would all like to get our power costs down prior to mid-2024, and to be managing them as inexpensively and prudently as we possibly can. There’s nothing that we sitting here today can tell you or can promise, but we can say that we’re working very hard on all of that.

9
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

As we also mentioned about our facilities, one of the nice things about having purpose-built facilities is not only are they purpose-built, but they are repurposeable. The fact that our business is not really built on steel containers in an exposed environment, but rather in structures, allows us a lot more flexibility in pivoting to more efficient mining processes.

Christopher Brendler

What about the XPs? I can’t remember if you—I don’t think you placed a huge order of the peak of the market. That was probably a smart …

Michael Levitt

I forgot about that part of your question. Yes, the answer is yes. We do have XPs coming. As we mentioned, we’ve—look, we’re trying to be very, very efficient buyers in this market. There are a lot of stranded servers that are here today and that are coming tomorrow. Again, I can’t promise that any of our conversations will be fruitful. But like you would expect, we’re trying to pick up some high-quality equipment at low prices. We’ll see how it plays out in the next six months.

Steven Gitlin

Thank you, Chris. Our next question is coming from Stephen Glagola at Cowen. Good afternoon, Stephen.

Stephen Glagola

Hey, good afternoon, Steve. Thanks for the question. I just want to drill down a little bit more on the cost a bit more. Denise, you listed where the 25% Opex is coming out of. Does that exclude noncash items?

Denise Sterling

It does.

Stephen Glagola

Okay. Also, Mike, I just wanted to get more color on the decision to amend the performance condition that allowed for the RSUs to vest. If you can just provide any color on that, that would be great.

Michael Levitt

Sure, it wasn’t a performance condition. Without throwing any lawyers under a bus, the way the RSU program was drafted way back when, as opposed to being drafted saying that there was an event condition, which would be a sale of the company or going public, it’s at a sale of the company, if you will, or technically an IPO, and it just inadvertently, frankly, missed that you can go public through a SPAC. Those RSUs were already time-vested. It represented, frankly, five years of RSUs for our people.

What our Board was doing was fulfilling what had been the intention and which makes a lot of sense, right? That’s how companies usually work. You’ve got time vesting, and then of course, you’ve got—when you go public, plus when you time vest. For whatever reason, the way it was drafted required our Board to take action or the RSUs would have—even though we’re public, nobody’d ever get their RSUs. I don’t know about my colleagues, but if I was never going to get my stock, I’m not sure I would have stayed, right? It really was to correct something that just wasn’t, in my view, drafted properly when it was originally set up years ago.

10
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

To be clear, we didn’t accelerate anybody’s RSUs. Every one of those RSUs—and our RSUs vest over four years. It’s not like it’s a short vesting period or anything like that. All of those RSUs had met the time-vesting requirement. It was a very technical issue that occurred.

Now, we did elect to do a net settlement. Frankly, the reason was, and it looks like it was a pretty smart trade now, was that our stock price at the time was so low that by net settling, we could effectively pull what was 4% to 5% of our outstandings out at a price that’s well below where the stock is trading today. Did that answer?

Stephen Glagola

Yes, that was very helpful. If I can just ask one more follow-up here on the June update. I believe you said approximately 90% of the rigs were already paid for. Was there a downward market price adjustment on that 90%? If so, could you quantify it? Then additionally, what is the remaining Capex, if any, on the infrastructure spend?

Michael Levitt

The answer is yes. As I think we’ve said in the past, our agreements have the market price adjustment or mechanism in them. Yes, our manufacturer was—did the right thing and was kind enough to agree that a market price adjustment was warranted. That certainly significantly reduced our obligation as it related to those machines. Because we had already paid in so much because they’re such near-term deliveries, it more or less took away most of what we owned at the time. It was principally related to the adjustment. I don’t remember the exact magnitude, frankly, of what we had left versus what they reduced at that time, but it was in the tens of millions of dollars order of magnitude, $1 million, $2 million or $3 million. I think it was in that 20% to 30% range, but I don’t remember precisely. That did have a very beneficial impact for us.

What was the second half of the question?

Stephen Glagola

Was just on the remaining infrastructure Capex, what’s remaining there?

Michael Levitt

We’re currently sitting at about 600 megawatts operating. To get to where we need to get to, that plus or minus a gig, which takes care of our miners and our contracted hosting, that’s in the order of magnitude of $50 million to $75 million to get that up and running fully.

Yes. The reason I give you a little bit of a range is I should have thanked also our vendors at the end of my thank yous, because the folks we work with in developing our infrastructure have been great partners in this time frame as well, which we’re appreciative of. As you know, a lot of folks have had to cancel or (inaudible) on orders for everything. It’s not just miners, it’s also transformers. I think our partners appreciate that we’re still in there and making our payments. But in turn, they’ve also been good partners to us, and we benefited from some price reductions on some of the development activities we’ve got going on.

Stephen Glagola

Thanks.

Steven Gitlin

Thank you, Stephen. Our next question comes from Kevin Dede at H.C. Wainwright. Hi, Kevin.

11
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Kevin Dede

Hi, Steve. Hi, Mike. Thanks for having me on. Congratulations on everything you’ve done. Mike, you and the team, super aggressive in site selection and build-out. I was wondering if you just, at a high-level, kick off the primary—the primary attributes of each site as you work into them. Just based on your experience in Georgia, I’m wondering how you shifted Core’s approach.?

Michael Levitt

Fair question and a good question. In no particular order, one is power provision and predictability of that power provision. Related to that is being closer to the actual provider of power. One of the issues that we face in Georgia—and the folks in Georgia, they’re good folks, okay? I like them, and we’re all trying to be constructive and work through the issues, but they are generally a buyer—it’s a utility company. They’re generally a buyer of power and then a provider of that power as opposed to a producer of power. We want to be closer to the production as opposed to simply the provision. That’s one, call it, lesson learned, attribute that we are very focused on.

Second has to do with some of these grid and weather interrelationships, right? We love our sites in Texas, and we like the folks in Texas, and we’re based in Texas. I recognize that this is an unprecedented heat wave, but it’s still not very fun to be curtailing four to five hours a day when it’s 104 degrees. That has implications for our productivity. We need to be very careful about what percentage of our operations reside where you can have that kind of an issue, right, is second.

Third is certainly our ability to get closer to renewable resources and the behind-the-meter aspects that we were asked about.

Fourth has to do with availability of talent in what is a hard to hire environment. We need good people, good maintenance techs that we can train in our facilities. We are running big high-powered facilities with, on average, more than 30,000 servers in each. We’re running them 24/7. You need that. I think early on, we got the gig to make sure we were coming to places where we’re welcome, where we’re invited, where they want us, where they’re glad to have us. I think our local relationships have all been very, very good.

We really haven’t had any governmental, political issues. Scalability, I think early on, we were trying to make sure we could create facilities that were 100 to 150 megawatts. I think we’re leaning more into 200 megawatt plus type sites now. We believe it’s important to be geographically diversified for all sorts of reasons I’ve talked about in the past, some of which have been demonstrated this summer.

I don’t know, Kevin, that’s my off the top of my head list. I’m sure that (inaudible) infrastructure would have more.

Kevin Dede

No, all sensible points. Please don’t take offense to this. I’m just super curious about the prospects in Georgia. Vogtle 3 and Vogtle 4 are coming on. I’d expect that could change pricing. I’m just wondering what your people have told you if there might be any benefit to that?

Michael Levitt

I don’t think they’re related, really, to what we’re doing. Given where we are, it’s just different plans.

12
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Core Scientific – Second Quarter Fiscal Year 2022 Earnings Call, August 11, 2022

Kevin Dede

Circling back on immersion, you mentioned a couple of tests. I was wondering if you could speak to the data that you’re seeing, where you push the envelope to, the kind of performance improvement you’re seeing and any initial feedback on these initial tests?

Michael Levitt

No, it’s still too early to—probably too early to comment. I don’t want to speculate, sorry.

Kevin Dede

No apologies. Understood. Fair. Do you think that any of the Texas heat issues could be mitigated through that technology or is it really more of an ERCOT asks-you-to decision?

Michael Levitt

It’s really more of a grid curtailment issue than it is an inability to operate the equipment in a passive air environment. When the grid gets down to under 10 gigawatts, probably under 6 gigs of excess capacity, we get phone calls. Even though the entire industry probably isn’t 1 gig in the State yet, we can represent, call it, 20% of the excess capacity. We’re less than 1.5% of the total capacity, but we’re 20% of the excess capacity when they’re trying to run up 4 to 5 gig excess.

Kevin Dede

Right. I know you’ve been questioned on this already. Apologies again, Mike. But can you talk to the length of time it might take before you’re able to leverage your PPA into a sale agreement?

Michael Levitt

No. Look, we’re having really constructive conversations with the folks at ERCOT. They’re good people. We’re trying to be a good citizen, right? We want to do what’s right for our Company. We want to do what’s right for Texas. It’s just too early to talk about how that’s going to come out.

Steven Gitlin

In the interest of schedule, we’re going to have to call it here. At this point, we thank you all for your attention and for your interest in Core Scientific. An archived version of this call, all SEC filings and relevant Company and industry news can be found on our website, corescientific.com.

We wish you a good day, good afternoon, good evening, and we look forward to speaking with you again following next quarter’s results.

13
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com